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                 EXPENSE LIMITATION UNDERTAKING

                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105

                                  February 1, 1999


ALLIANCE UTILITY INCOME FUND, INC.
1345 Avenue Of The Americas
New York, New York 10105


Dear Sirs:

         Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by the Alliance Utility Income Fund, Inc. (the "Fund") to be limited to 1.50%, 2.20%, 2.20% and 1.20% of the aggregate average daily net assets of the Fund's Class A, Class B, Class C and Advisor Class shares, respectively (the "Limitation"). To determine the amount of expenses of each Class in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of each Class recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the current day (the "Allowable Expenses"). If the expenses of any Class for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

         For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of the Fund's fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

         We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange
Commission, in accruing the Fund's expenses for purposes of



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calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                  Very truly yours,

                                  ALLIANCE CAPITAL
                                  MANAGEMENT L.P.
                                  By:  Alliance Capital
                                       Management Corporation,
                                       its general partner


                                  By: /s/ Edmund P. Bergan, Jr.
                                  _____________________________
                                          Edmund P. Bergan, Jr.






































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